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                                                                     Exhibit 4.3

                                DATASCOPE CORP.

                             STOCK OPTION AGREEMENT


         Agreement, made as of the 23rd day of February, 1995 between DATASCOPE CORP. (the "Company"), a Delaware corporation, and David Altschiller (the "Optionee"), residing at Hook Road, Bedford, New York 10506 (the "Agreement").

         The Optionee has been elected as a director of the Company at the annual meeting of the shareholders of the Company held on December 9, 1993. The Company has agreed that, in addition to director's fees, the Optionee should receive a ten-year option to purchase 5,000 shares of Common Stock of the Company. Accordingly, on February 16, 1995 the Board of Directors, and on February 23, 1995 the Compensation Committee of the Board of Directors, of the Company each approved the grant by the Company to the Optionee of a stock option to purchase 5,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), subject to the approval of the Shareholders of the Company and upon the terms and conditions set forth herein (the "Option").





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                 Therefore, in consideration of the premises and other good and valuable consideration, the parties hereto have agreed as follows:

                 1. (a) The price at which the Optionee shall have the right to purchase Shares under this Agreement is $18.25 per share, subject to adjustment as provided in Paragraph 4.

                          (b)  Subject to Paragraph 1(c), unless the Option is
previously terminated pursuant to this Agreement, the Option shall be exercisable with respect to all 5,000 Shares on the date Shareholder approval is obtained and ending February 22, 2005; provided, however, that the Option shall cease to be exercisable on the date of the termination of the Optionee's status as a director of the Company.

                          (c)  If the Optionee's status as a director of the
Company terminates due to disability or to death, the Option shall be exercisable as provided in this subparagraph. The Optionee or, in the event of the Optionee's disability, his duly appointed guardian or conservator or, in the event of the Optionee's death, his duly appointed executor or administrator shall have the privilege of exercising the unexercised portion of the Option which the Optionee could have exercised on the day on which his status as a director of the company terminated, provided, however,





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that such exercise must be in accordance with the terms of this Agreement and within one (1) year of the Optionee's disability or death, as the case may be. In no event, however, shall the Optionee or his duly appointed guardian or conservator or his duly appointed executor or administrator, as the case may be, exercise the Option after February 22, 2005.

                 2. Nothing contained herein shall be construed (i) to confer on the Optionee any right to continue to serve as a director of the Company or
(ii) to obligate the Company (including its shareholders, directors and officers) to either re-nominate the Optionee for election or re-elect the nominee to serve as a director or (iii) to derogate from any right of the company (including its shareholders, directors and officers) to remove or request the resignation of the Optionee from the Company's Board of Directors.

                 3.       (a)     The Option shall not be sold, pledged,
assigned or transferred in any manner except to the extent that the Option may be exercised as provided in Paragraph 1(c).

                          (b)     For all purposes of this Agreement, except
the Preamble and Paragraph 1(b), the term "Optionee" shall include any person entitled to exercise the Option pursuant to Paragraph 1(c).





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                 4.       (a)     If the outstanding Shares of the Company are
subdivided, consolidated, increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, capital adjustment or otherwise, or if the Company shall issue Shares as a dividend or upon a stock split, then the number and kind of shares subject to the unexercised portion of the Option and the exercise price of the Option shall be adjusted to prevent the inequitable enlargement or dilution of any rights hereunder, provided, however, that any such adjustment shall be made without change in the total exercise price applicable to the unexercised portion of the Option. Adjustments under this paragraph shall be made by the Board of Directors, whose determination shall be final and binding and conclusive. In computing any adjustment under this paragraph, any fractional share shall be eliminated. Nothing contained in this Agreement shall be construed to affect in any way the right or power of the Company to make any adjustment, reclassification, reorganization or changes to its capital or business structure or to merge or to consolidate or to dissolve, liquidate or transfer all or any part of its business or assets.

                          (b)     In the event of the dissolution or
liquidation of the Company, or in the event of a merger or consolidation in which (1) the Company is not the surviving corporation, and (2) the agreements governing such merger or consolidation do not provide for the issuance to the Optionee





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of a Substitute Option (as hereinafter defined) or the express assumption of this Option, the Option and any rights hereunder shall terminate as of the effective date of any such dissolution, liquidation, merger or consolidation date. For purposes of this Paragraph 4, a Substitute Option shall mean an option under which the Optionee has the right to purchase on substantially equivalent terms (as hereinafter defined) (in lieu of Shares), the stock, securities or other property he would have been entitled to receive upon the consummation of such merger or consolidation had he exercised the option immediately prior thereto.

                 5. The Option shall be exercised when written notice of such exercise, signed by the Optionee, has been delivered or transmitted by registered or certified mail, to the Secretary of the Company at its principal office. Said written notice shall specify the number of Shares purchasable under the Option which the Optionee then wishes to purchase and shall be accompanied by (i) such documentation, if any, as may be required by the Company as provided in Paragraph 6 or 7 and (ii) payment of the aggregate option price. Such payment shall be in the form of (i) cash or a certified check (unless such certification is waived by the Company) payable to the order of the Company in the amount of the aggregate option price for such number of Shares, (ii) certificates duly endorsed for transfer (with all transfer taxes paid or provided for) evidencing a number of Shares of which the aggregate fair market value on the date of exercise is equal





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to the aggregate option exercise price of the shares being purchased, or (iii)
a combination of these methods of payment. Delivery of said notice and such documentation shall constitute an irrevocable election to purchase the shares specified in said notice, and the date on which the Company receives said notice and documentation shall, subject to the provisions of Paragraphs 6 and 7, be the date as of which the Shares so purchased shall be deemed to have been issued. The Optionee shall not have the right or status as a holder of the Shares to which such exercise relates prior to receipt by the Company of such payment, notice and documentation. For purposes of this Agreement, the fair market value per Share on a given date shall be: (i) if the Shares are listed on a registered securities exchange or included in the National Market System, the closing price per Share on such date (or, if there was no trading on such exchange on such date, on the next preceding day on which there was trading);
(ii) if the Shares are not listed on a registered securities exchange or included in the National Market System, but the bid and asked prices per Share are provided by NASDAQ, the National Quotation Bureau Incorporated or any similar organization, the average of the closing bid and asked price per Share on such date (or, if there was no trading in the Shares on such date, on the next preceding day on which there was trading) as provided by such organization; and (iii) if the Shares are not traded on a registered securities exchange and the bid and asked prices per Share are not provided by NASDAQ, the National Quotation Bureau Incorporated or any similar





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organization, as determined by the agreement of the parties in good faith or, in the absence of such agreement, as determined pursuant to arbitration under the auspices of the American Arbitration Association.

                 6. Anything in this Agreement to the contrary notwithstanding, in no event may the Option be exercisable if the Company shall determine in good faith that (i) the listing, registration or qualification of any Shares otherwise deliverable upon such exercise, upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in connection with such exercise. In such event, such exercise shall be held in abeyance and shall not be effective unless and until such withholding, listing, registration, qualification or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Company.

                 7. (a) The Company shall not be deemed obligated to the Optionee to register any of the Shares which may be acquired pursuant to any exercise of the Option under the Securities Act of 1933 (the "Act"). The Optionee acknowledges that, if the Shares are not so registered, his acquisition of any of the shares pursuant to an exercise of the Option will be made in part in reliance upon the exemption from the registration requirements of the Act afforded by Section 4(2)





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of the Act for transactions by an issuer not involving any public offering.
The Optionee further acknowledges that the Company's reliance upon this exemption at the time of any exercise of the Option will be predicated upon the Optionee's representation at that time that such Shares are being acquired by him as an investment solely for his account and that he then has no intention of selling, pledging, transferring or otherwise distributing or disposing of all or any part of such Shares or any interest or participation therein except as permitted by the Act and the rules and regulations promulgated thereunder. The Optionee further acknowledges that, accordingly, if the Shares are not so registered, the receipt by the Board of Directors of written representations to such effect is a condition precedent to the right to exercise the Option, in whole or in part.

                          (b)     The Optionee agrees that there will be no
disposition of all or any part of the Shares acquired pursuant to any exercise of the Option or any interest or interests therein, unless and until such disposition has been registered under the Act or the Company receives an opinion of its counsel that registration under the Act is not required in connection with such disposition.

                          (c)     The Optionee agrees that upon any exercise of
the Option, unless the Shares acquired pursuant to such exercise have been registered under the Act, the transfer agent for the Shares acquired pursuant to such exercise will





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be instructed to place appropriate stop orders against the transfer of the
Shares and that the certificate or certificates to be issued representing the Shares will conspicuously bear a legend substantially as follows:

         The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel to the Company that registration is not required under said Act.


                          (d)     The Optionee acknowledges that he is
presently familiar with the Company's business, operations and financial condition. In this connection, the Company agrees that, upon the request of the Optionee, it will provide the Optionee with a copy of its then most recent Annual Report to Shareholders, its then most recent definitive Proxy Statement in connection with a meeting of its shareholders for the election of directors, its then most recent Annual Report on Form 10-K, and all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission subsequent to the filing of its then most recent Annual Report on Form 10-K. In addition, the principal officers of the Company will be reasonably available to discuss with the Optionee the information contained in these documents.





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                 8.       This Agreement shall be construed and enforced in
accordance with the laws of the State of Delaware.

                 9. Subject to Paragraphs 1(c) and 3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns, as the case may be.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                DATASCOPE CORP.

                                                BY: /s/ Murray Pitkowsky
                                                    ---------------------------
                                                        Murray Pitkowsky

                                                    /s/ David Altschiller
                                                    ---------------------------
                                                        David Altschiller


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